Exhibit 4.66
FIRST AMENDMENT TO
THE EMIL CHRONICLE ONLINE LICENSE
AND DISTRIBUTION AGREEMENT
FIRST AMENDMENT TO THE EMIL CHRONICLE ONLINE LICENSE AND DISTRIBUTION AGREEMENT(“FIRST AMENDMENT”) was entered into on this 4th day of July, 2008 (“Effective Date”), by and between Gravity Co., Ltd.(“Licensor”), a corporation duly organized and existing under the laws of the Republic of Korea and having its principle office at 15F, Nuritkum Square BIZ Tower, 1605, Sangam-Dong, Mapo-Gu Seoul, and Infocomm Asia Holdings Pte Ltd (“Licensee”) a corporation duly organized and existing under the laws of the Singapore and having its principal office at 28 Maxwell Road #04-01, Red Dot Traffice, Singapore.
RECITALS
WHEREAS, Licensor has entered into THE EMIL CHRONICLE ONLINE LICENSE AND DISTRIBUTION AGREEMEN (“the Agreement”), on November 25th, 2006;
The Article 2.9 and 12.1 in the Agreement, dated November 25th, 2006, shall be deleted in its entirety, and replaced with the following language;
NOW, THEREFORE, the Parties agree as follows:
1. Article 2.9
In the event Licensor concludes a Service Agreement with other parties for any country in the Territory where Licensee has a right but does not have any Service Agreement yet, Licensee’s rights in such countries under the Agreement shall immediately cease and revert to Licensor on receipt of written notice from Licensor. .
2. Article 12.1
The Agreement shall become effective on the Effective date of the Agreement and shall remain in effect for a period of three(3) years counted from the commercial service date in each territory, unless sooner terminated in accordance herewith, In the event Licensee fails to commence commercial service in any country in Territory by December 21st, 2008, all rights granted to Licensee in such failed countries shall revert to Licensor from December 22nd, 2008.
IN WITNESS THEREOF, the Parties have caused and executed this Amendment on the date first above-written in duplicate originals by their duly authorized representatives as of the day and year first above written.

GRAVITY Co.,LTD	INFOCOMM ASIA HOLDINGS PTE LTD
By:	By:
Name: Yoon Seok, Kang	Name: Ong Toom Wah
Title: Chairman & CEO	Title: Chief Executive Officer

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